Exhibit 10.2

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of March 2, 2021, by and among the Persons set forth on Schedule I hereto (each, a “Sponsor” and, together, the “Sponsors”), Capitol Investment Corp. V, a Delaware corporation (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), and Doma Holdings, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Sponsors collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 8,625,000 shares of Acquiror Class B Common Stock (the “Sponsor Shares”) and 5,833,333 Acquiror Warrants (the “Sponsor Warrants”) in the aggregate;

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, Acquiror, Capitol V Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into the Company, with the Company continuing on as the surviving entity; and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Potential Cancellation of Sponsor Shares and Sponsor Warrants.

(a) If the Minimum Cash Condition is not satisfied and the Company determines in its sole discretion to waive the Minimum Cash Condition on the Closing Date in order to permit the Closing to occur, immediately prior to the Closing, each Sponsor agrees to (and, subject only to the consummation of the Closing, hereby does) irrevocably surrender, forfeit and consent to the termination and cancellation, in each case for no consideration and without further right, obligation or liability of any kind or nature on the part of Acquiror, Merger Sub or the Company, its pro rata portion (as set forth on Schedule I hereto) of an aggregate number of Sponsor Shares equal to (i) (A) the aggregate number of Sponsor Shares issued and outstanding immediately prior to the Closing divided by (B) the aggregate number of shares of Acquiror Common Stock issued and outstanding immediately prior to the Closing (including, for the avoidance of doubt, any shares of Acquiror Common Stock subject to redemption requests) multiplied by (ii) (A) the amount of Minimum Cash minus Available PubCo Cash divided by (B) $10.00.

(b) If the Outstanding Acquiror Expenses are in excess of $36,000,000.00 (the amount of such excess, the “Excess Expense Amount”), immediately prior to the Closing each Sponsor agrees to, on a several basis, at each Sponsor’s respective election, either (and, subject only to the consummation of the Closing, hereby does) (i) irrevocably surrender, forfeit and consent to the termination and cancellation, in each case for no consideration and without further right, obligation or liability of any kind or nature on the part of Acquiror, Merger Sub, or the Company, its pro rata portion (as set forth on Schedule I hereto) of an aggregate number of Sponsor Shares and/or Sponsor Warrants (with the mix of Sponsor Shares and/or Sponsor Warrants to be surrendered, forfeited, terminated and cancelled determined by the applicable Sponsor in its discretion) equal to (A) the Excess Expense Amount divided by (B) $10.00 (in the case of forfeited Sponsor Shares) or $1.50 (in the case of forfeited Sponsor Warrants) or (ii) pay its pro rata portion of the Excess Expense Amount in cash by wire transfer of immediately available funds to the Company concurrently with the Closing.

(c) Immediately prior to the Closing, each Sponsor shall cause to be delivered and surrendered for cancellation any stock certificates, warrants or any similar instruments or securities evidencing or representing the Sponsor Shares and/or Sponsor Warrants to be forfeited, terminated and cancelled pursuant to the preceding clauses (a) and (b).

(d) No Sponsor shall convert any working capital loans it has made or may make to Acquiror or any of its Subsidiaries into any rights, options or warrants to purchase Acquiror Common Stock or any shares of capital stock of PubCo or any other securities convertible into or exercisable or exchangeable for Acquiror Common Stock or shares of capital stock of PubCo.

Section 1.2 Pre-Closing Restrictions on Transfer. From the date hereof until the earlier of the Closing Date or the termination of this Sponsor Agreement pursuant to Section 3.2, other than in accordance with Section 1.3(c), each Sponsor hereby agrees not to, directly or indirectly, (a) Transfer any of the Sponsor Securities or (b) take any action that would make any representation or warranty of such Sponsor contained herein untrue or incorrect or have the effect of preventing or disabling such Sponsor from performing its obligations under this Sponsor Agreement; provided, however, that nothing herein shall prohibit a Transfer or forfeiture that is or has been agreed upon by the Company in writing (including pursuant to the terms of this Sponsor Agreement and the Merger Agreement).

Section 1.3 Post-Closing Restrictions on Transfer.

(a) Other than in connection with the Merger Agreement and the transactions contemplated thereby or in accordance with Section 1.3(c), no Sponsor may make any Transfer of Sponsor Securities during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date; provided that any Sponsor Securities that are Sponsor Covered Shares may not be Transferred during the period commencing on the Closing Date and ending on the earlier of (i) the third anniversary of the Closing Date and (ii) the date on which the Sponsor Covered Shares vest in accordance with Section 1.8 (but no earlier than the first anniversary of the Closing Date).

(b) The Sponsors and the Company acknowledge and agree that:

(i) notwithstanding anything to the contrary herein, the Sponsor Securities, in each case, held by the Sponsors shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(ii) any purported Transfer of Sponsor Securities in violation of this Sponsor Agreement shall be null and void ab initio.

(c) Notwithstanding anything to the contrary in this Section 1.3, Transfers of Sponsor Securities (including Sponsor Covered Shares that are Unvested Shares) are permitted:

(i) by will, other testamentary document or intestacy;

(ii) as a bona fide gift or gifts, including to charitable organizations or for bona fide estate planning purposes;

(iii) to any trust for the direct or indirect benefit of the Sponsor or the immediate family of the Sponsor, or if the Sponsor is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(iv) to a partnership, limited liability company or other entity of which the Sponsor and the immediate family of the Sponsor are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(v) if the Sponsor is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the Sponsor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the Sponsor or Affiliates of the Sponsor (including, for the avoidance of doubt, where the Sponsor is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the Sponsor;

(vi) to a nominee or custodian of any person or entity to whom a Transfer would be permissible under clauses (i) through (v) above;

(vii) in the case of an individual, by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree, separation agreement or related court order; or

(viii) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the PubCo Board and made to all holders of shares of PubCo’s capital stock involving a Change in Control (including negotiating and entering into an agreement providing for any such transaction), provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Sponsor Securities shall remain subject to this Sponsor Agreement;

provided that: in the case of any Transfer of Lockup Securities pursuant to clauses (i) through (vii), (w) such Transfer shall not involve a disposition for value; (x) the Sponsor Securities shall remain subject to this Sponsor Agreement; (y) any required public report or filing (including filings under Section 16(a) of the Exchange Act), shall disclose the nature of such Transfer and that the Sponsor Securities remain subject to this Sponsor Agreement; and (z) there shall be no voluntary public disclosure or other announcement of such Transfer.

Section 1.4 Waiver of Anti-Dilution Provisions. Each Sponsor hereby (but subject to the consummation of the Closing) irrevocably waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by Law and the Amended and Restated Certificate of Incorporation of Acquiror (as it may be amended from time to time, the “Charter”), the provisions of Section 4.3 of the Charter to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock in connection with the Merger at a ratio of greater than one-for-one. The waiver specified in this Section 1.4 shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement (and any shares of Acquiror Class A Common Stock, PubCo Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Sponsor Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason prior to the Closing.

Section 1.5 Closing Date Deliverables. On the Closing Date:

(a) Each Sponsor shall, to the extent party thereto, deliver to Acquiror a duly executed copy of the A&R Registration Rights Agreement.

(b) Acquiror shall deliver to the Sponsors, to the extent a party thereto, a duly executed copy of the A&R Registration Rights Agreement executed by each of the other parties thereto.

Section 1.6 Sponsor Support Agreements.

(a) Each Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, the Letter Agreement, dated as of December 1, 2020, by and among each Sponsor and Acquiror (the “Voting Letter Agreement”), including the obligations of the Sponsors pursuant to Section 1 therein to vote all shares beneficially owned by such Sponsor in favor of the transactions contemplated by the Merger Agreement, and Acquiror shall enforce all of its rights under the Voting Letter Agreement that are necessary in connection with the consummation of the Transactions. Each Sponsor also agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b) During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Section 9.01 thereof, each Sponsor (i) shall not modify or amend, or waive any right of Acquiror under, any Contract (including the Voting Letter Agreement) between or among such Sponsor, anyone related by blood, marriage or adoption to such Sponsor or any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand; and (ii) shall not elect to redeem any shares of Acquiror Common Stock in the Offer or otherwise.

Section 1.7 New Shares. In the event that (i) any shares of Acquiror Common Stock, Acquiror Warrants or other equity securities of Acquiror are issued to a Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Acquiror Common Stock of, on or affecting the Acquiror Common Stock owned by such Sponsor or otherwise, (ii) a Sponsor purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement or (iii) a Sponsor acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror after the date of this Sponsor Agreement (such Acquiror Common Stock or other equity securities of Acquiror, collectively the “New Shares”), then such New Shares acquired or purchased by such Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Acquiror Common Stock owned by such Sponsor as of the date hereof.

Section 1.8 Sponsor Covered Shares.

(a) Acquiror, the Company and each Sponsor agrees that, as of (but subject to) the Closing, twenty percent (20%) of the aggregate Sponsor Shares held by the Sponsors immediately after the Closing (including after giving effect to any forfeiture pursuant to Section 1.1(a) and Section 1.1(b)) shall become unvested (the “Unvested Shares”) and shall be subject to the vesting and forfeiture provisions set forth in this Section 1.8, it being understood that the aggregate number of Unvested Shares will not exceed 1,725,000.

(b) Subject to Section 1.8(c), Section 1.8(d), and Section 1.8(e), on the tenth (10th) anniversary of the Closing Date, (i) if the Minimum Target has not been achieved, each Sponsor’s Minimum Target Sponsor Covered Shares shall be forfeited by the holders thereof to the Company for no consideration with no further action required of any Person and (ii) if the Maximum Target has not been achieved, each Sponsor’s Maximum Target Sponsor Covered Shares shall be forfeited by the holders thereof to the Company for no consideration with no further action required of any Person.

(c) The Unvested Shares shall vest (and shall not be subject to the restrictions and forfeiture provisions set forth in this Section 1.8, including, for the avoidance of doubt, Section 1.8(b)), as follows: (i) such Sponsor’s Minimum Target Sponsor Covered Shares shall vest upon the first day after the closing share price of PubCo Common Stock equals or exceeds $15.00 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like, for any 20 trading days within any consecutive 30-trading day period commencing on or after the Closing Date and ending on or prior to the tenth (10th) anniversary of the Closing Date (the “Minimum Target”) and (ii) such Sponsor’s Maximum Target Sponsor Covered Shares shall vest upon the first day after the closing share price of PubCo Common Stock equals or exceeds $17.50 per share, as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like, for any 20 trading days within any consecutive 30-trading day period commencing on or after the Closing Date and ending on or prior to the tenth (10th) anniversary of the Closing Date (the “Maximum Target”).

(d) In the event that after the Closing and prior to the ten (10)-year anniversary of the Closing Date, there is a Covered Strategic Transaction (or a definitive agreement providing for a Covered Strategic Transaction has been entered into prior to the ten (10)-year anniversary of the Closing Date and such Covered Strategic Transaction is ultimately consummated, even if such consummation occurs after the ten (10)-year anniversary of the Closing Date), then if the per share value of the consideration to be received by the holders of the PubCo Common Stock in such Covered Strategic Transaction equals or exceeds $15.00 per share and the Minimum Target has not been previously achieved, then the Minimum Target shall be deemed to have been achieved, and if the per share value of the consideration to be received by the holders of the PubCo Common Stock in such Covered Strategic Transaction equals or exceeds $17.50 per share and the Maximum Target (or both the Minimum Target and the Maximum Target) has not been previously achieved, then the Maximum Target (and, if not previously achieved, the Minimum Target) shall be deemed to have been achieved; provided, that if the consideration to be received by the holders of the PubCo Common Stock in such Covered Strategic Transaction includes non-cash consideration, the value of such consideration shall be determined in good faith by the PubCo Board; provided, further, but subject to Section 1.8(e) below, that such Sponsor Covered Shares that are not deemed earned as of the consummation of such Covered Strategic Transaction shall be cancelled for no consideration. In the event either the Minimum Target or the Maximum Target would be deemed to be achieved pursuant to this clause (d), the Minimum Target or Maximum Target shall be deemed to be satisfied immediately prior to the consummation of the Covered Strategic Transaction and the applicable Sponsor Covered Shares shall receive the same consideration per share as the shares of PubCo Common Stock receive in the Covered Strategic Transaction.

(e) Notwithstanding anything herein to the contrary, in the event that after the Closing and prior to the ten (10)-year anniversary of the Closing Date, there is a Change in Control (or a definitive agreement providing for a Change in Control has been entered into prior to the ten (10)-year anniversary of the Closing Date and such Change in Control is ultimately consummated, even if such consummation occurs after the ten (10)-year anniversary of the Closing Date), then the Minimum Target and the Maximum Target shall be deemed to have been achieved immediately prior to the consummation of the Change in Control and the applicable Sponsor Covered Shares shall receive the same consideration per share (if any) as the shares of PubCo Common Stock receive in the Change in Control.

(f) The Sponsors and the Company acknowledge and agree that:

(i) Sponsor Covered Shares shall participate in any dividends or other distributions with respect to PubCo Common Stock prior to the date such Sponsor Covered Shares become Transferable in accordance herewith and thereafter;

(ii) Sponsor Covered Shares shall have all voting rights, and the Sponsors shall be entitled to vote on any matter as a holder of Sponsor Covered Shares, prior to the date such Sponsor Covered Shares become freely Transferable in accordance herewith and thereafter;

(iii) notwithstanding anything to the contrary herein, the Sponsor Covered Shares shall remain subject to the restrictions on Transfer under applicable securities Laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder; and

(iv) each certificate evidencing any Sponsor Covered Shares and each certificate issued in exchange for or upon the Transfer of any Sponsor Covered Shares (unless such Sponsor Covered Shares are no longer subject to the restrictions on Transfer and forfeiture provisions set forth in this Sponsor Agreement) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS SET FORTH IN A SPONSOR SUPPORT AGREEMENT, DATED AS OF MARCH 2, 2021, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S SHAREHOLDERS, AS AMENDED. A COPY OF SUCH SPONSOR SUPPORT AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

The Company shall imprint such legend on certificates evidencing the Sponsor Covered Shares. The legend set forth above shall be removed from the certificates evidencing any Sponsor Covered Shares that are no longer subject to the restrictions on Transfer and forfeiture provisions set forth in this Sponsor Agreement.

(g) Any purported Transfer of Sponsor Covered Shares in violation of this Sponsor Agreement shall be null and void ab initio.

Section 1.9 Sponsor Charitable Donation. Following the Closing Date, each Sponsor will donate the number of Minimum Target Sponsor Covered Shares, Maximum Target Sponsor Covered Shares and shares of PubCo Common Stock set forth on Schedule I under the heading “Charitable Contribution Shares” to a charity to be mutually agreed by the Sponsor and the Company, in each case, for no consideration as a charitable contribution (which donation will be made in any event on or before the day that is one day after the one year anniversary of the Closing Date).

Section 1.10 Further Assurances. From time to time, at the Company’s or Acquiror’s request and without further consideration, each Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Sponsor Agreement, the Merger Agreement, the Voting Letter Agreement and any Ancillary Agreement to which such Sponsor is a party. Each Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, relating to the negotiation, execution or delivery of this Sponsor Agreement, the Merger Agreement or the transactions contemplated hereby or thereby against (i) Acquiror, Acquiror’s Affiliates or Acquiror’s directors or officers, (ii) the Company, the Company’s Affiliates or the Company’s officers or directors or (iii) any of their respective successors and assigns.

Section 1.11 No Inconsistent Agreement. Each Sponsor hereby represents and covenants that such Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of such Sponsor’s obligations hereunder.

Section 1.12 Disclosure. Each Sponsor hereby authorizes the Company and Acquiror to publish and disclose in any announcement or disclosure required by the SEC the Sponsor’s identity and ownership of the Sponsor Securities and the nature of the Sponsor’s obligations under this Sponsor Agreement; provided, that prior to any such publication or disclosure the Company and Acquiror have provided the Sponsor with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and Acquiror will consider in good faith.

Section 1.13 Binding Effect of the Merger Agreement. Each Sponsor hereby acknowledges that it has read the Merger Agreement and has had the opportunity to consult with its tax and legal advisors. Each Sponsor shall be bound by and comply with Sections 7.04 (Confidentiality; Publicity) and 7.11 (Exclusivity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if (a) such Sponsor was an original signatory to the Merger Agreement with respect to such provisions, and (b) each reference to the “Acquiror Parties” contained in Section 7.11 of the Merger Agreement (other than Section 7.11(a)(iii)) also referred to each such Sponsor.

Section 1.14 Support of the Merger. From the date hereof until the termination of this Sponsor Agreement, each Sponsor shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and shall not take any action that would reasonably be expected to materially delay or prevent the satisfaction of any of the conditions to the Merger set forth in Article 8 of the Merger Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Each Sponsor represents and warrants as of the date hereof to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor. If such Sponsor is an individual, such Sponsor has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform his or her obligations hereunder. This Sponsor Agreement has been duly executed and delivered by such Sponsor and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Sponsor, enforceable against such Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Sponsor Agreement is being executed in a representative or fiduciary capacity, the Person signing this Sponsor Agreement has full power and authority to enter into this Sponsor Agreement on behalf of the applicable Sponsor.

(b) Ownership. Such Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor’s Sponsor Shares and Sponsor Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Sponsor Shares or Sponsor Warrants (other than transfer restrictions under the Securities Act)) affecting any such Sponsor Shares or Sponsor Warrants, other than pursuant to (i) this Sponsor Agreement, (ii) the organizational documents of Acquiror, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Such Sponsor’s Sponsor Shares and Sponsor Warrants are the only equity securities in Acquiror owned of record or beneficially by such Sponsor on the date of this Sponsor Agreement, and none of such Sponsor’s Sponsor Shares or Sponsor Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Sponsor Shares or Sponsor Warrants, except as provided hereunder. Other than (x) the Sponsor Shares, (y) the Sponsor Warrants and (z) the Sponsor Notes, such Sponsor does not hold or own any shares of capital stock of Acquiror (or any rights, options, warrants to acquire, or any debt, loans or other securities convertible into or exercisable or exchange able for, shares of capital stock of Acquiror) or any interest therein.

(c) No Conflicts. The execution and delivery of this Sponsor Agreement by such Sponsor does not, and the performance by such Sponsor of his, her or its obligations hereunder will not, (i) if such Sponsor is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor or such Sponsor’s Sponsor Shares or Sponsor Warrants), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(d) Litigation. There are no Actions pending against such Sponsor, or to the knowledge of such Sponsor threatened against such Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor of its, his or her obligations under this Sponsor Agreement.

(e) Brokerage Fees. No financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from Acquiror, the Company or any of their respective Affiliates in connection with the Merger Agreement, the agreements ancillary thereto, this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Sponsor, on behalf of such Sponsor, for which Acquiror or the Company would have any obligations or liabilities of any kind or nature.

(f) Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither such Sponsor nor any of its Affiliates nor any anyone related by blood, marriage or adoption to such Sponsor or to the actual knowledge of such Sponsor any Person in which such Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater (i) is party to, or has any rights with respect to or arising from, any material Contract with Acquiror or its Subsidiaries or (ii) shall receive (or be entitled to receive) from Acquiror, PubCo or the Company any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with, any services rendered in order to effectuate the consummation of Acquiror’s initial Business Combination (regardless of the type of transaction that it is, but including, for the avoidance of doubt, the Merger).

(g) Acknowledgment. Such Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Sponsor’s execution and delivery of this Sponsor Agreement.

ARTICLE III
MISCELLANEOUS

Section 3.1 Definitions.

“Acquiror” has the meaning set forth in the preamble.

“Charter” has the meaning set forth in Section 1.4.

“Company” has the meaning set forth in the preamble.

“Covered Strategic Transaction” means the occurrence in a single transaction or as a result of a series of related transactions, of a merger, consolidation, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction with respect to PubCo and its Subsidiaries, taken as a whole, whereby all or substantially all of the holders of the outstanding shares of PubCo Common Stock have such shares converted, exchanged or otherwise replaced with the right to receive cash, securities or other property.

“Change in Control” means the transfer to or acquisition by (whether by tender offer, merger, consolidation, division or other similar transaction), in one transaction or a series of related transactions, a person or entity or group of affiliated persons or entities (other than an underwriter pursuant to an offering), of PubCo’s voting securities if, after such transfer or acquisition, such person, entity or group of affiliated persons or entities would beneficially own (as defined in Rule 13d-3 promulgated under the Exchange Act) more than 50% of the outstanding voting securities of PubCo.

“Excess Expense Amount” has the meaning set forth in Section 1.1(b).

“immediate family” means any relationship by blood, current or former marriage or adoption, not more remote than first cousin.

“Maximum Target” has the meaning set forth in Section 1.8(c).

“Maximum Target Sponsor Covered Shares” means fifty percent (50%) of the Unvested Shares, which shall be allocated to each Sponsor based on the percentages as set forth on Schedule I.

“Merger Sub” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Minimum Target” has the meaning set forth in Section 1.8(c).

“Minimum Target Sponsor Covered Shares” means fifty percent (50%) of the Unvested Shares, which shall be allocated to each Sponsor based on the percentages as set forth on Schedule I.

“New Shares” has the meaning set forth in Section 1.7.

“PubCo” has the meaning set forth in the preamble.

“Sponsor” has the meaning set forth in the preamble.

“Sponsor Agreement” has the meaning set forth in the preamble.

“Sponsor Covered Shares” means, collectively, the Minimum Target Sponsor Covered Shares and the Maximum Target Sponsor Covered Shares.

“Sponsor Notes” has the meaning set forth on Schedule II.

“Sponsor Securities” means the Sponsor Shares and the Sponsor Warrants.

“Sponsor Shares” has the meaning set forth in the recitals.

“Sponsor Warrants” has the meaning set forth in the recitals.

“Transfer” means any direct or indirect (i) offer, pledge, sale, contract to sell, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, lending, or other transfer or disposition of any Sponsor Securities, (ii) entry into any hedging, swap or other agreement or transaction that transfers, in whole or in part, any of the economic consequences of ownership of the Sponsor Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) any voluntary public disclosure of any action contemplated in the foregoing clauses (i) and (ii). “Transferable” and “Transferee” shall each have a correlative meaning.

“Unvested Shares” has the meaning set forth in Section 1.8(a).

“Voting Letter Agreement” has the meaning set forth in Section 1.6(a).

Section 3.2 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the termination prior to the Closing of the Merger Agreement in accordance with its terms. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that (a) no other termination of this Sponsor Agreement shall be effective without the mutual written agreement of Acquiror and the Company and (b) the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Sponsor Agreement prior to such termination. This ARTICLE III shall survive the termination of this Sponsor Agreement.

Section 3.3 Governing Law. This Sponsor Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Sponsor Agreement or the negotiation, execution or performance of this Sponsor Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Sponsor Agreement) will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State.

Section 3.4 CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) THE PARTIES TO THIS SPONSOR AGREEMENT SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS LOCATED IN WILMINGTON, DELAWARE OR THE COURTS OF THE UNITED STATES LOCATED IN WILMINGTON, DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH AND BY THIS SPONSOR AGREEMENT WAIVE, AND AGREE NOT TO ASSERT, ANY DEFENSE IN ANY ACTION FOR THE INTERPRETATION OR ENFORCEMENT OF THIS SPONSOR AGREEMENT AND ANY RELATED AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION HEREWITH, THAT THEY ARE NOT SUBJECT THERETO OR THAT SUCH ACTION MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS OR THAT THIS SPONSOR AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS OR THAT THEIR PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, OR THAT THE VENUE OF THE ACTION IS IMPROPER. SERVICE OF PROCESS WITH RESPECT THERETO MAY BE MADE UPON ANY PARTY TO THIS SPONSOR AGREEMENT BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN Section 3.10.

(b) WAIVER OF TRIAL BY JURY. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SPONSOR AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SPONSOR AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SPONSOR AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.4.

Section 3.5 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 3.6 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 3.7 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Sponsors.

Section 3.8 Severability. If any provision of this Sponsor Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Sponsor Agreement will remain in full force and effect. Any provision of this Sponsor Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 3.9 Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

Section 3.10 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror or Merger Sub:

Capitol Investment Corp. V

1300 17th Street North, Suite 820

Arlington, Virginia 22209

Attention: Mark D. Ein, Chairman & CEO, and Dyson Dryden, President & CFO

Email: mark@capinvestment.com

    dyson@capinvestment.com

with a copy to (which will not constitute notice):

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan and Daniel R. Breslin

Email: paul.sheridan@lw.com

    daniel.breslin@lw.com

If to the Company:

Doma Holdings, Inc.
101 Mission Street, Suite 740
San Francisco, California 94105
Attention: Eric Watson, General Counsel
Email: ewatson@statestitle.com

with a copy to (which will not constitute notice):

Davis Polk & Wardwell LLP
1600 El Camino Real
Menlo Park, California 94025
Attention: Stephen Salmon
Email: stephen.salmon@davispolk.com

If to a Sponsor:

To such Sponsor’s address set forth in Schedule I

with a copy to (which will not constitute notice):

Latham & Watkins LLP

555 Eleventh Street, N.W.

Washington, DC 20004

Attention: Paul Sheridan

Email: paul.sheridan@lw.com

Section 3.11 Counterparts. This Sponsor Agreement may be executed in two or more counterparts (any of which may be delivered by facsimile or electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument. This Sponsor Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 3.12 Entire Agreement. This Sponsor Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsors, Acquiror and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSORS:

CAPITOL ACQUISITION MANAGEMENT V LLC
By:	Leland Investments Inc.

By:	/s/ Mark D. Ein
Name:	Mark D. Ein
Title:	Managing Member

CAPITOL ACQUISITION FOUNDER V LLC

By:	/s/ L. Dyson Dryden
Name:	L. Dyson Dryden
Title:	Managing Member

/s/ Lawrence Calcano
Name: Lawrence Calcano

/s/ Richard C. Donaldson
Name: Richard C. Donaldson

/s/ Raul J. Fernandez
Name: Raul J. Fernandez

/s/ Thomas Sidney Smith, Jr.
Name: Thomas Sidney Smith, Jr.

[Signature Page to Sponsor Support Agreement]

ACQUIROR:

CAPITOL Investment CORP. V

By:	/s/ L. Dyson Dryden
Name:	L. Dyson Dryden
Title:	President and Chief Financial Officer

[Signature Page to Sponsor Support Agreement]

COMPANY:

DOMA HOLDINGS, INC.

By:	/s/ Max Simkoff
Name:	Max Simkoff
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

Schedule I

Sponsor Shares and Sponsor Warrants

				Sponsor Covered Shares
				Example Assuming 1,725,000
				Unvested Shares		Charitable Contribution Shares
Sponsor	Sponsor Shares	Sponsor Warrants	Pro Rata Share of Sponsor Shares	Minimum Target Sponsor Covered Shares	Maximum Target Sponsor Covered Shares	Shares of PubCo Stock	Minimum Target Sponsor Covered Shares	Maximum Target Sponsor Covered Shares
Capitol Acquisition Management V, LLC	5,336,395	3,357,021	61.87%	533,639	533,639	154,676	77,338	77,338
Capitol Acquisition Founder V, LLC	3,088,605	1,942,980	35.81%	308,861	308,861	89,524	44,762	44,762
Lawrence Calcano	50,000	133,333	0.58%	5,000	5,000	1,450	725	725
Richard C. Donaldson	50,000	133,333	0.58%	5,000	5,000	1,450	725	725
Raul J. Fernandez	50,000	133,333	0.58%	5,000	5,000	1,450	725	725
Thomas Sidney Smith, Jr.	50,000	133,333	0.58%	5,000	5,000	1,450	725	725
Total:	8,625,000	5,833,333	100.00%	862,500	862,500	250,000	125,000	125,000

[Schedule I to Sponsor Support Agreement]

Schedule II

Affiliate Agreements

Administrative Services Agreement, dated as of December 1, 2020, by and between Venturehouse Group, LLC, Dryden Capital Management, LLC and Acquiror

Voting Letter Agreement

Acquiror may from time to time issue promissory notes to the Sponsors for working capital needs in connection with the Transaction with a principal of up to $1,500,000 in the aggregate (the “Sponsor Notes”)

Registration Rights Agreement

Subscription Letter, dated May 24, 2017, between Acquiror and Capitol Acquisition Management V LLC

Subscription Letter, dated May 24, 2017, between Acquiror and Capitol Acquisition Founder V LLC

Each of the Sponsor’s, as holders of Sponsor Shares, has rights under the organizational documents of Acquiror with respect to such Sponsor Shares

As described in the Acquiror SEC Documents, Acquiror is party to three consulting agreements to provide assistance with due diligence, deal structuring, documentation and obtaining stockholder approval for a Business Combination.

Private Placement Warrants Purchase Agreement, dated December 1, 2020, between Acquiror and the other parties thereto

Indemnification Agreements between Acquiror and each of the members of its board of directors

In February 2021, the Sponsor and independent directors of the Acquiror committed to provide the Acquiror an aggregate of $970,000 in loans, if necessary, for working capital needs in connection with the Transactions. The loans, if issued, will be evidenced by notes.

[Schedule II to Sponsor Support Agreement]